Exhibit 99.1

AIM ImmunoTech Announces Publication of New Analysis of the Mechanism of Action of Ampligen as a Potential Prophylactic Therapy Against Ebola Virus Disease

OCALA, FL (March 8, 2023) – AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases — including COVID-19, the disease caused by the SARS-CoV-2 virus — today announced the publication of a new analysis of the ability of AIM’s drug Ampligen (rintatolimod) to inhibit the spread and replication of Ebola virus disease, which adds to the body of evidence supporting Ampligen’s potential as an early-onset prophylactic therapy against human Ebola outbreaks.

The data were published in the peer-reviewed journal Antiviral Research, in a manuscript titled, “Ebola virus disease: In vivo protection provided by the PAMP restricted TLR3 agonist rintatolimod and its mechanism of action” and is now available on the Company’s website on the “Events and Presentations” page.

Ebola virus (EBOV) is a highly infectious and lethal pathogen responsible for sporadic, self-limiting clusters of Ebola virus disease (EVD) in Central Africa capable of reaching epidemic status. Previously announced data found that Ampligen provided 100% protection against EVD in a mouse model.

The newly published analysis supports a dual mechanism of action when Ampligen is used as a prophylactic therapy against EVD. As a TLR3 agonist, the drug induces and enhances the body’s innate immunological responses to EBOV infection. Additionally, Ampligen appears to inactivate the EBOV lethal factor (EBOV VP35), which is believed to be responsible, in part, for the high mortality rate observed in humans, by acting as a “competitive decoy.” VP35 is understood to sequester the dsRNA produced by EBOV during its replication, which inhibits the normal innate immune responses to viral infection. These analyses provide supporting evidence to help explain Ampligen’s ability to provide protection against EVD in a mouse model at the generally well-tolerated doses frequently used in AIM’s clinical trials.

Overall, the study data and new analyses give AIM additional confidence in Ampligen’s potential as a viable candidate to protect against exposure to EBOV.

David Strayer, MD, AIM’s Chief Scientific and Medical Officer and one of the published manuscript’s authors, commented “100% prophylactic protection has been shown in an Ebola mouse infection model at Ampligen doses easily achievable in humans . The study also confirms that Ampligen’s activity, unlike other dsRNAs, excludes the activation of the inflammatory RIG-1 cytosolic helicases.”

Ampligen is not currently approved for the prevention or treatment of EVD. Ampligen was granted Orphan Drug status for Ebola virus disease by the European Medicines Agency in 2015, which means that, upon commercial approval, AIM will receive benefits including ten years of protection from market competition with similar medicines in the European Union. Additionally, in November of last year, the company announced that the U.S. Food and Drug Administration had also granted Orphan Drug Designation to Ampligen for EVD, which among other incentives includes seven years of market exclusivity after approval.

Additionally, AIM intends to file Investigational New Drug applications to study the use of Ampligen (1) as an early onset therapy for the treatment of EBOV, and (2) for the prevention of Ebola virus reactivation. Ultimately, the Company’s goal is to seek a Tropical Disease Priority Review Voucher for new drug applications associated with these indications.

About Ampligen

Ampligen is AIM’s dsRNA product candidate being developed for globally important cancers, viral diseases and disorders of the immune system. Ampligen is currently being evaluated as a combinational therapy for the treatment of a variety of solid tumor types in multiple clinical trials – both underway and planned – at major cancer research centers around the country. Ampligen is being used to treat pancreatic cancer patients in an Early Access Program approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center. Additionally, Ampligen is also approved in Argentina for the treatment of severe chronic fatigue syndrome and is currently being evaluated in SARS-CoV-2/COVID-19, myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS) and Post COVID Conditions.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19. The Company’s lead product, an investigational new drug called Ampligen® (rintatolimod) is an immuno-modulator with broad spectrum activity being investigated for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The clinical study and other matters discussed above are subject to a number of unknowns including, but not limited to, that significant additional testing and trials will be required to determine whether Ampligen will be an effective treatment for Ebola virus, comments and additional testing requested by the FDA if and when the Company files the Investigational New Drug application and whether the Company will be able to obtain a Tropical Disease Priority Review Voucher for the new drug application. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Two of the authors of the manuscript are officers or directors of the Company. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com